Exhibit 23.4

CONSENT OF INDEPENDENT RESERVOIR ENGINEERS

We hereby consent to the incorporation by reference in the Registration Statement of Storm Cat Energy Corporation (“Storm Cat”) and its subsidiaries on Form S-8 of the reference to Sproule Associates Inc. and the inclusion and incorporation by reference of information derived from our report evaluating Storm Cat’s petroleum and natural gas reserves, as of December 31, 2004, in the Annual Report on Form 20-F for the year ended December 31, 2005 of Storm Cat and its subsidiaries filed with the Securities and Exchange Commission.

Sincerely,

/s/ R. Keith MacLeod
R. Keith MacLeod, P.Eng.
Executive Vice-President

Denver, Colorado

September 12, 2006